Exhibit 99.1

InspireMD Announces 1-for-15 Reverse Stock Split

Tel Aviv, Israel— April 14, 2021 - InspireMD, Inc. (NYSE American: NSPR, NSPR.WS, NSPR.WSB), developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by the treatment of Carotid Artery Disease (CAD), today announced a 1-for-15 reverse split of its common stock, effective as of April 26, 2021. Beginning on April 27, 2021, the Company’s common stock will trade on the NYSE American on a split adjusted basis.

At InspireMD’s special meeting of stockholders on April 14, 2021, the Company’s stockholders authorized the Board of Directors to amend the Amended and Restated Certificate of Incorporation of the Company to effect a reverse stock split at a ratio in the range of 1-for-10 to 1-for-20.

Upon effectiveness, the reverse stock split will cause a reduction in the number of shares of common stock outstanding and issuable upon the conversion of the Company’s outstanding shares of preferred stock and the exercise of its outstanding stock options and warrants in proportion to the ratio of the reverse stock split and will cause a proportionate increase in the conversion and exercise prices of such preferred stock, stock options and warrants. The number of shares of common stock issuable upon exercise or vesting of outstanding stock options and warrants will be rounded up to the nearest whole share. Accordingly, upon effectiveness of the reverse stock split, each outstanding warrant currently trading on the NYSE American under the symbol “NSPR.WS” shall become a warrant to purchase one-twenty six thousand two hundred fiftieth (1/26,250) of one share of common stock at an exercise price of $131,250.00 per full share of common stock, and each outstanding warrant currently trading on the NYSE American under the symbol “NSPR.WSB” shall become a warrant to purchase one-twenty six thousand two hundred fiftieth (1/26,250) of one share of common stock at an exercise price of $52,500.00 per full share of common stock, pursuant to the terms of such warrants. Warrants may only be exercised for a whole number of shares of common stock. Warrants exercised on or prior to April 26, 2021 will be deemed exercised on a pre-adjusted basis.

The Company’s common stock will continue to trade on the NYSE American under the symbol “NSPR.” The new CUSIP number for the common stock following the reverse stock split is 45779A 846.

The number of authorized shares of the Company’s common stock will remain at 150,000,000, while the number of outstanding shares will be reduced from approximately 118.0 million to 7.9 million. No fractional shares will be issued following the reverse stock split.

Registered stockholders holding their shares of common stock in book-entry or through a bank, broker or other nominee form do not need to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, the Company’s transfer agent, Action Stock Transfer Corp, will send instructions for exchanging those certificates for new certificates representing the post-split number of shares. Action Stock Transfer Corp can be reached at (801) 274-1088.

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Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on February 9, 2021, a copy of which is also available at www.sec.gov or at www.inspiremd.com under the SEC Filings tab located on the Investors page.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable, stroke-free, long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS and NSPR.WSB.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

CORE IR

investor-relations@inspiremd.com

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